Exhibit 11.1

ARGENX SE INSIDER
TRADING POLICY

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Exhibit 11.1
Table of contents
1.Introduction    3
2.Summary    4
3.Rules for all Employees and their PCAs    5
4.Additional Rules for PDMRs and Designated Persons and their PCAs    9
5.Additional obligations of PDMRs and their PCAs    11
6.Additional Rules for Board Members    12
7.Deﬁnitions    13
Schedule 1 Notiﬁable transactions BY PDMRs    18

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Exhibit 11.1

1.Introduction
1.1.Purpose
argenx SE (together with its subsidiaries, the Company) is a European public company (Societas Europaea) incorporated under the laws of the Netherlands. The Company’s shares are listed and traded on the regulated market of Euronext Brussels and its American Depositary Shares are listed and traded on the Nasdaq Global Select Market.
The purpose of this insider trading policy (this Policy) is to require compliance with applicable Dutch, Belgian and U.S. rules on insider trading. The Policy intends to limit the risk of the Company’s good reputation and business integrity being harmed as a result of prohibited or undesirable trading in the Company’s Securities. We note that this Policy does not attempt to replace these regulations and laws that equally apply to all Employees.
The meaning of the deﬁned terms used in this Policy is set out in Section 7.
1.2.Who does this Policy apply to?
This Policy applies to all Employees, as well as their Persons Closely Associated (PCAs). As set out below, certain sections of this policy apply only to Persons Discharging Managerial Responsibilities (PDMRs) (including Board Members) or Designated Persons and their PCAs. You will be notiﬁed by the Registration Officer if you are a PDMR or a Designated Person.
Section 3: Applies to all Employees and their PCAs.
Section 4: Applies only to PDMRs and Designated Persons and their PCAs.
Section 5: Applies only to PDMRs and their PCAs.
Section 6: Applies only to Board Members.
Please note that you are ultimately responsible for adhering to this Policy and applicable laws and for notifying your PCAs of this Policy and their obligations hereunder. You are also responsible for ensuring that your PCAs comply with the requirements of this Policy. Failure to comply with the rules in this policy by you or your PCAs may result in disciplinary or other actions, including termination of employment and/or other severe penalties. The Company reserves the right to impose any sanctions that it is allowed to impose following applicable law or your terms of employment or service.
You acknowledge to be bound by the terms of this Policy and that you understand the potential sanctions for noncompliance, and commit to observe the conﬁdentiality and other undertakings and restrictions set out herein.
1.3.Who to contact if you have any questions?
If you have any questions about this Policy, please contact the Registration Officer (email:
registrationofficer@argenx.com).
If you are in doubt as to whether a prohibition or obligation applies to you, please contact the Registration Officer before you Deal in the Company’s Securities. You should obtain legal advice if you think required or appropriate. The Company’s lawyers do not represent you personally.
1.4.Amendment
This Policy may be amended by a resolution of the Board.

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Exhibit 11.1

2.Summary
The Company is committed to maintaining transparency, integrity, and compliance with applicable laws. As a publicly traded company on Euronext Brussels and Nasdaq, the Company is subject to both European and U.S. ﬁnancial market laws. This Policy has speciﬁcally been designed to assist Employees in complying with insider trading rules. A crucial and important term in these laws is the term Inside Information. In short, Inside Information refers to certain undisclosed information that could affect the trading price of the Company’s Securities. We refer to the deﬁnitions in Section 7 for the full European and U.S. legal deﬁnition.
Objectives
This Policy serves to:
(i)Safeguard Inside Information: safeguard against the misuse of Inside Information for personal gain or third-party beneﬁt.
(ii)Protect you, the Company and its stakeholders: minimize legal, reputational, and
ﬁnancial risks associated with breaches of insider trading laws.
(iii)Prevent Market Manipulation: prevent Employees from engaging in behaviour that could have a manipulative effect on the market.
Key Rules
(i)Duty of conﬁdentiality: you have a duty to keep Inside Information you receive conﬁdential. You must not disclose such information without due authorization. Unauthorized sharing of Inside Information is strictly prohibited.
(ii)Prohibition on market abuse: this Policy also prohibits the following behaviour:
(A)Engaging or attempting to engage in Dealing if you are in possession of Inside Information.
(B)Recommending that another person engages in Dealing or inducing another person to engage in Dealing if you are in possession of Inside Information.
(C)Market manipulation and any attempts thereto.
(D)Short Selling, lending and hedging (excluding transactions for Belgian Employees as part of tax ﬁnancing solutions).
(E)Dealing during certain prohibited periods.
(iii)Notiﬁcation requirements: PDMRs and their PCAs must notify the Registration Officer and the AFM of any trades and obtain necessary pre-clearances where applicable.
(iv)Insider List and Sensitive list: The Registration Officer can place you on a sensitive list or an insider list when required. If this is the case, you will receive an email from argenx@insiderlog.com to submit certain details in the software tool InsiderLog, which the Company is using for this purpose.
Sanctions: Breaches of this policy can lead to ﬁnes and/or imprisonment under applicable European and U.S. laws. It can also result in disciplinary or other actions, including termination of employment and/or other severe penalties. You could also seriously harm the reputation of the Company.

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Exhibit 11.1

3.Rules for all Employees and their PCAs
3.1.Prohibited activities No insider Dealing
Dealing in Securities on the basis of Inside Information is illegal. You are not allowed to Deal in the Company’s Securities if you are in possession of Sensitive Information or Inside Information about the Company.
Please bear in mind that cancelling or amending an order for the Company’s Securities, or any attempt to Deal or take part in any arrangement that leads to Dealing in the Company’s Securities, is also prohibited while in possession of Sensitive Information or Inside Information.
No unlawful disclosure
If you are in possession of Sensitive Information or Inside Information, you must keep such Sensitive Information or Inside Information conﬁdential and restrict access to it.
You may not disclose Sensitive Information or Inside Information to anyone else, except where the disclosure is made strictly in connection with the normal exercise of your employment and relevant duties. If disclosure of Sensitive Information or Inside Information is required to perform your duties, it may only be shared on a need-to-know basis and must be limited to the information such person needs to perform their employment function or obligations. Any disclosure outside the Company must comply with the applicable speciﬁc disclosure or communication procedures (for instance subject to a non-disclosure agreement or conﬁdentiality agreement), or, if no such procedure applies, with the prior approval of the Registration Officer.
Also, if you receive a recommendation or inducement about the Company to engage in insider Dealing and you share this with another person, this will also qualify as unlawful disclosure of Sensitive Information or Inside Information, if you knew or ought to have known that the recommendation or inducement was based on Inside Information.
Lastly, you must inform the Registration Officer if you believe that there has been a leak of Sensitive Information or Inside Information, whether intentional or not.
No unlawful tipping
You are prohibited from recommending or inducing any person to Deal in the Company’s Securities when you possess Sensitive Information or Inside Information.
No Market Manipulation
You must not engage or attempt to engage in Market Manipulation.
You must not (i) take part in any arrangement that leads to Market Manipulation, and (ii) encourage any other persons to engage in one of the abovementioned actions.
No short-term dealing, Short Selling, lending or hedging
You must not Deal in the Company’s Securities on considerations of a (speculative) short-term nature. Any Dealing within three months following a prior Dealing is a Deal on considerations of a short-term nature, unless (i) the Company’s Securities were acquired or disposed of in connection with a stock option plan, or (ii) prior clearance to Deal is obtained from the Registration Officer.
You are also prohibited from Short Selling, lending or hedging the Company’s Securities.

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Exhibit 11.1

For the avoidance of doubt, transactions for Belgian Employees as part of tax ﬁnancing solutions do not fall under this prohibition.
No Dealing during prohibited periods
You are not allowed to Deal in the Company’s Securities during any Employee Prohibited Period.
For further information on Employee Prohibited Periods, the Insider List and the Sensitive List, please refer to paragraph 3.5 of this Policy and the deﬁnitions in Section 7.
3.2.Reporting and whistleblowing procedure
If you become aware of an actual or potential violation of this Policy, the rules summarised in this Policy or any other applicable laws, you should contact the Registration Officer. If there is an inquiry by the Registration Officer, you must provide all reasonably required assistance to the Registration Officer.
Belgian law provides for a whistleblowing procedure according to which you may report, in good faith and anonymously directly to the FSMA any actual or potential violations of the market abuse rules set out in this Policy or applicable laws. Such procedures provide for legal protection against retaliation, discrimination and other forms of unfair treatment or adverse action as a result of, or in connection with, reporting of an actual or potential violation, such as unfair dismissal or unilateral amendment of your employment conditions.
In some cases, U.S. federal, state and/or local laws provide for whistleblowing procedures according to which you may report certain actual or potential violations of this Policy, U.S. insider trading laws or other applicable laws.
3.3.Sanctions and cooperation with authorities
The Company has full discretion to determine if this Policy has been breached based on the information available to it. The Company reserves the right to impose any sanctions that it is allowed to impose following applicable law or the terms of employment or service of the relevant Employee. These sanctions could include the termination of employment or service. If applicable law contains a stricter rule, restriction or obligation than a provision of this Policy, such stricter rule, restriction or obligation will apply.
The Company may also inform the AFM, the FSMA, the SEC and any other authorities of its ﬁndings. The Company will actively cooperate with the AFM, the FSMA, the SEC and any other relevant authorities in investigating any (alleged) breach of applicable laws.
3.4.Former Employees
If your employment or services agreement is terminated during a Closed Period, you will continue to be subject to this Policy until:
(i)the end of the current Closed Period; or
(ii)if you still possess Inside Information after that period, for as long as you are in possession of Inside Information.
If your employment or services agreement is terminated outside a Closed Period, you will no longer be subject to this Policy, unless:
(i)you still possess Inside Information; or
if you are informed by the Registration Officer in case of an exceptional situation.

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Exhibit 11.1

3.5.Insider List and Sensitive List Insider List
The Registration Officer, on behalf of the Company, will maintain a list of persons who have access to Inside Information (the Insider List). The Insider List covers both Employees as well as principal contact(s) for external advisers who have access to Inside Information.
While you are on the Insider List, you may not Deal in the Company’s Securities.
Sensitive List
Certain projects are particularly sensitive. The Registration Officer, on behalf of the Company, may on a project-by-project basis, place certain Employees on a separate list if they received or may receive conﬁdential and sensitive information that has a reasonable likelihood of becoming Inside Information in the near future (the Sensitive List). The Registration Officer shall closely monitor the conﬁdential and sensitive information. If the conﬁdential information becomes Inside Information, you will be placed on the Insider List.
While you are on the Sensitive List, you may not Deal in Company’s Securities.
Notiﬁcation by Registration Officer
The Registration Officer shall inform you if and when you are placed on the Insider List or the Sensitive List, and if and when you are removed from such lists. In these instances, you will receive emails from argenx@insiderlog.com. The fact that you are on an Insider List or Sensitive List must remain conﬁdential.
Providing information and retention of personal data
If you are placed on an Insider List or a Sensitive List, you must provide personal details that we require pursuant to insider trading laws. You may request to inspect your personal data included on such list from the Registration Officer. If there are any changes to your personal details, you must report these to the Registration Officer, without delay.
In order to comply with this Policy and applicable law, the Company is responsible for processing any personal data included on an Insider List and a Sensitive List in accordance with Section 3.7.
3.6.General application and scope
This Policy imposes restrictions on Dealing in the Company’s Securities which may in certain cases go beyond those imposed by law. Compliance with this Policy does not relieve you from your obligation to comply with applicable laws in relation to Dealing in the Company’s Securities. This Policy is not intended to be exhaustive or to serve as legal advice. If you have questions on the scope or application of the insider trading laws, please contact the Registration Officer. You should obtain legal advice if you think required or appropriate. The Company’s lawyers do not represent you or your PCA personally.
3.7.Privacy
All information that is communicated to the Company and/or the Registration Officer in the context of this Policy and that constitutes personal data shall be treated in accordance with the applicable privacy and data protection laws. The purpose of the processing personal data shall be to enable the Company to comply with its legal obligations under the applicable insider trading laws and to fulfil its legitimate interest to ensure compliance by the Employees and their PCAs with the applicable insider trading laws. The personal data shall be kept for a period of five years from its processing, but may be kept for a longer period in exceptional circumstances (e.g.,

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Exhibit 11.1

in case of legal claims or enquiries by the competent authorities). The Company may share such personal data with the competent authorities to comply with applicable law or if it is in the legitimate interest of the Company. The persons on Insider Lists, Sensitive Lists or PDMR lists have access to their personal information and have the right (and obligation) to correct errors by contacting the Registration Officer.

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Exhibit 11.1

4.Additional Rules for PDMRs and Designated Persons and their PCAs
4.1.Introduction
This Section 4 describes the additional Dealing restrictions that apply to PDMRs (including Board Members) and Designated Persons and their PCAs. If you are not a PDMR or a Designated Person, this Section does not apply to you.
4.2.Designation of PDMRs and Designated Persons
The Registration Officer will inform you if you are a PDMR or Designated Person and shall, on behalf of the Company, maintain a current list of all PDMRs and Designated Persons. If you are a PDMR or Designated Person, you must provide personal details that we require following insider trading laws. You may request to inspect your personal data included on such list from the Registration Officer. If there are any changes to your personal details, you must report these to the Registration Officer, without delay.
4.3.Restrictions on Dealing during PDMR and Designated Person Prohibited Periods
As a PDMR or Designated Person, you and your PCAs are prohibited from Dealing in any of the Company’s Securities during the following periods, collectively referred to as the PDMR and Designated Person Prohibited Periods:
(i)a Closed Period;
(ii)the period that you are on any Insider List;
(iii)the period that you are on any Sensitive List; or
(iv)a period as determined at the discretion of the Registration Officer.
4.4.Limited exemptions to Dealing restrictions during Closed Periods
As a PDMR or Designated Person, you and your PCAs are allowed to Deal during a Closed Period in the case of Dealings:
(i)that do not relate to active investment decisions undertaken by you, or
(ii)that result exclusively from external factors or actions of third parties, or
(iii)that are transactions or trade activities, including the exercise of derivatives, based on predetermined terms.
In addition, under the following exceptional circumstances, you and your PCAs may be allowed to Deal during a Closed Period if all of the following conditions are satisﬁed:
(i)you are not in possession of Inside Information;
(ii)you are not placed on the Insider List or any Sensitive List; and
(iii)one of the following characteristics of the Dealing applies:
(A)the transaction is made under, or related to, an employee share or saving scheme and employees’ schemes concerning ﬁnancial instruments other than shares, qualiﬁcation or entitlement of shares and qualiﬁcations or entitlements of ﬁnancial instruments other than shares (but excluding sales of underlying Securities); or
(B)it concerns a transaction where the beneﬁcial interest in the relevant Security does not change,
provided that in each case, (a) you can demonstrate that the particular transaction cannot be executed at another moment in time other than during the Closed Period; and (b) you have ﬁrst requested clearance to Deal from the Registration Officer by submitting a written request in the form required by the Registration Officer.

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Exhibit 11.1

4.5.Clearance to Deal during Closed Periods
You and your PCAs must not Deal in any Company Securities during any PDMR and Designated Person Prohibited Periods without having obtained clearance to Deal from the Registration Officer. The Registration Officer, on behalf of the Company, may refuse clearance to Deal on a discretionary basis.
If you and your PCA are given clearance to Deal, you and your PCA must carry out the Dealings as soon as possible and in any event within two Business Days of clearance being received. The Registration Officer may, however, set a shorter or longer period, depending on the circumstances. Clearance to Deal may lapse immediately if you come in possession of Inside Information and/or become subject to any other PDMR and Designated Person Prohibited Period.
Even if the Registration Officer grants permission to Deal during a Closed Period, it does not exempt you or your PCAs from any insider trading rules, as included in this Policy.

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Exhibit 11.1

5.Additional obligations of PDMRs and their PCAs
5.1.Introduction
This Section 5 describes the information and regulatory notification obligations that apply to PDMRs (including Board Members) and their PCAs. If you are not a PDMR, this Section does not apply to you.
5.2.Information obligations of PDMRs in relation to PCAs
You must inform the Registration Officer of all persons that qualify as your PCAs.
Furthermore, you must notify your PCAs, in writing (and must keep a copy of such notification):
(i)that the relevant persons qualify as your PCAs under this Policy;
(ii)of their obligations under this Policy, which include the requirement to notify the Company and the AFM of each Dealing in the Company’s Securities on their own account, as further described in Section 5.3 of this Policy; and
(iii)of the PDMR and Designated Person Prohibited Periods.
It is your responsibility to ensure that your PCAs comply with their obligations under this Policy. If there are any changes to the personal details of your PCAs, you must report these to the
Registration Officer, without delay.
5.3.Notification obligations with AFM
You and your PCAs must promptly, and no later than three Business Days following the date of any Dealing in the Company’s Securities, notify the AFM, any other applicable regulatory authority and the Registration Officer of such Dealings by you or your PCAs (or on your/their behalf).
Please refer to Schedule 1 of this Policy for a non-exhaustive list of Dealings by PDMRs that trigger a notiﬁcation obligation.
Such obligation to notify the Company and the AFM of conducted Dealings shall apply to any subsequent Dealing (whatever its size) once a total amount of EUR 20,000 has been reached within a calendar year. The threshold of EUR 20,000 shall be calculated by adding any Dealings, without netting (i.e., without setting off the value of acquisitions of the Company’s Securities against the value of sales of the Company’s Securities).
You or your PCA may request the Registration Officer to submit the necessary notiﬁcations to the AFM and any other applicable regulatory authority, on your behalf provided that the request is submitted to the Registration Officer before 16:00 CET on the Business Day before the intended date of the Dealing (or other event triggering the notiﬁcation requirement). The Registration Officer may impose additional requirements to make sure the notiﬁcation is timely and accurately made to the AFM and any other applicable regulatory authority.
If you have requested the Registration Officer to submit the notiﬁcations on your behalf and you have not received a response, it should not be assumed that the notiﬁcation will be submitted by the Registration Officer. You and your PCAs are ultimately responsible for making sure that notiﬁcations are timely and accurately made (including if the Registration Officer submits it on your behalf).
Board Members should refer to Section 6 of this Policy (in particular Section 6.3 of this Policy), to avoid submitting overlapping notiﬁcations to the AFM.

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Exhibit 11.1

6.Additional Rules for Board Members
6.1.Introduction
This Section 6 describes the additional insider trading obligations that apply to Board Members only.
6.2.Notiﬁcation obligations with AFM
Each Board Member must notify the AFM, any other applicable regulatory authority and the
Registration Officer:
(i)within two weeks of their appointment, the total shares and voting rights they have in the
Company and in any Affiliated Company; and
(ii)without delay, of any change, directly or indirectly, in the number or type of shares or voting rights the Board Member has in the Company and in any Affiliated Companies.
For purposes of this Section 6.2, a share also includes rights to obtain shares, such as stock options, restricted stock units and performance stock units. A change in the type of interest will, for example, occur if stock options are exercised and consequently shares are obtained.
Immediately after a company has become an Affiliated Company, each Board Member must notify the AFM and the Registration Officer of the total shares and voting rights they have in the Company and in any Affiliated Companies.
6.3.No duplicate notiﬁcations
If a Board Member has an overlapping notiﬁcation obligation under Section 4 and Section 6 of this Policy, these notiﬁcation obligations can be combined by the Board Member if and to the extent permitted by law.

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Exhibit 11.1

7.Deﬁnitions
As used in this Policy, the following terms have the following meaning, unless the context requires otherwise:

Affiliated Company
means a Dutch limited liability company the shares, or depositary receipts for shares, of which have been admitted to trading on a regulated market: (i) with which the Company is affiliated in a group or in which the Company has a participating interest as referred to in article 2:24c of the Dutch Civil Code (Burgerlijk Wetboek) and whose most recently established turnover amounts to at least 10% of the consolidated turnover of the Company; or (ii) which, directly or indirectly, contributes more than 25% of the share capital of the Company.

AFM	means the Dutch Authority for the Financial Markets.
Board	means the board of directors of the Company.
Board Member	means a member of the Board.
Business Day	means any day, other than a Saturday, Sunday or bank holiday, on which banks are open for business in the Netherlands.
Closed Periods
mean the periods:
(i)    starting 45 calendar days (A) immediately preceding a preliminary announcement of the Company’s annual results containing all relevant key information; (B) immediately preceding the publication of the Company’s annual financial report, unless a preliminary announcement under (A) contains all relevant key information; (C) immediately preceding the announcement of the Company’s half year results; and (D) immediately preceding the announcement of the Company’s quarterly results and ending at the close of market on the first full trading day on Euronext Brussels or Nasdaq, whichever is later, after such results have been publicly disclosed. For the avoidance of doubt, if results are released after-market on Euronext Brussels, the closed period would end at the close of market on the first full trading day on Euronext Brussels the next day. If the results are released pre-market on Euronext Brussels, the closed period would end at the close of Nasdaq.

Company	means argenx SE (together with its subsidiaries).
Dealing
means any direct or indirect, conditional or unconditional transaction relating to Securities in the broadest sense, including buying, selling, Short Selling, subscribing to, pledging, borrowing and lending or gifting Securities, accepting, buying or writing options, exercising or discharging options, converting convertible bonds, entering into or exercise of equity swaps, entering into a contract for difference, pledging or granting any security on Securities, and any other transactions in or related to derivatives, including cash-settled transactions, cancelling

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Exhibit 11.1

Designated Person
or amending an order or transaction in Securities (whether for a person’s own account or for the account of a third party), as well as any agreement or attempt thereto. This list is not exhaustive.
means any person designated as a designated person by the
Registration Officer, on behalf of the Company.

Employee
means any person employed or engaged by the Company, per argenx direction including but not limited to PDMRs, Board Members, Designated Persons and independent contractors such as consultants or other temporary staff.
References to you or your in this Policy refer to Employees and their PCAs.

Employee Prohibited Periods
means any of the following periods:
(i)the period that you are on any Insider List;
(ii)the period that you are on any Sensitive List; or
(iii)a period as determined at the discretion of the
Registration Officer.

FSMA	means the Belgian Financial Services and Markets Authority.
Inside Information
means:
(i)Material Non-Public Information; and
(ii)Information of a precise nature, which has not been made public, relating, directly or indirectly, to the Company or to the Company’s Securities, and which, if it were made public, would be likely to have a significant effect on the prices of the Company’s Securities or on the price of related derivative financial instruments.
Of a precise nature means if it indicates a set of circumstances that exists or that may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur, where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the price of the Company’s Securities.

Information is likely to have a significant effect on price if it is information that a reasonable investor would be likely to use as part of the basis of their investment decisions.

Insider List
means a list of persons who have access to Inside Information maintained by the Registration Officer, on behalf of the Company. The Insider List covers both Employees as well as principal contact(s) for external advisers who have access to Inside Information.

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Exhibit 11.1

MAR	means Regulation (EU) No. 596/2014 on market abuse, as amended from time to time.
Market Manipulation
means:
(i)behaviour which gives or is likely to give false or misleading signals as to the supply of, demand for, or price of, the Company’s Securities, or secures or is likely to secure the price of the Company’s Securities at an abnormal or artificial level;
(ii)behaviour which affects or is likely to affect the price of one or several the Company’s Securities, which employs a fictitious device or any other form of deception or contrivance;
(iii)disseminating information through the media, including the internet or by any other means which gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a Security of the Company, or secures is likely to secure the price of the Company’s Securities at an abnormal or artificial level, including the dissemination of rumours, where the person who made the dissemination knew, or ought to have known, that the information was false or misleading; or
(iv)transmitting false or misleading information or providing false or misleading inputs in relation to a benchmark where the person knew, or ought to have known that it was false or misleading, or any other behaviour which manipulates the calculation of a benchmark.

Material Non-Public Information
material means information that a reasonable investor could consider important in making an investment decision to Deal in the Company’s Securities. This information could be positive or negative.
For purposes of this definition information is non-public if it is not available to the general public. The Company considers information about the Company to be public only once it has been widely disseminated in a manner generally available to investors. Information is deemed widely disseminated after the close of market on the first full trading day on Euronext Brussels or Nasdaq, whichever is later after the information was disseminated. For example, if information is released after-market on Euronext Brussels, the closed period would end at the close of market on the first full trading day on Euronext Brussels the next day. If the results are released pre-market on Euronext Brussels, the closed period would end at the close of Nasdaq.

PCA	means a person closely associated with a relevant person, who is any of the following: (i)a spouse or a partner considered to be equivalent to a

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Exhibit 11.1

spouse in accordance with national law;
(ii)a dependent child, in accordance with national law;
(iii)a relative who has shared the same household for at least one year on the date of the transaction concerned; or
(iv)a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR or by a person referred to in point (i), (ii) or (iii) above; or which is directly or indirectly controlled by such a person; or which is set up for the benefit of such a person; or the economic interests of which are substantially equivalent to those of such a person.

PDMR
means a person discharging managerial responsibilities within the Company, who is either:
(i)a Board Member; or
(ii)a senior executive who is not a Board Member, who has regular access to Inside Information and power to take managerial decisions affecting the future developments and business prospects of the Company.

PDMR and Designated Person Prohibited Periods
means, if you are a PDMR or Designated Person, any of the following periods:
(i)when you are on any Insider List;
(ii)when you are on any Sensitive List;
(iii)as determined at the discretion of the Registration
Officer; or
(iv)during a Closed Period.

Policy	means this insider trading policy.
Registration Officer	the Company’s registration officer, to be contacted via registrationofficer@argenx.com.
SEC	means the U.S. Securities and Exchange Commission
Securities
means:
(i)shares, debt instruments and other securities equivalent to shares, debt instruments, partnerships or other entities, and depositary receipts in respect of shares, including American Depositary Shares representing such shares; or
(ii)any securities the price or value of which depends on or has an effect on the price or value of a financial instrument referred to under (i), any derivatives or other financial instruments in the broadest sense linked to the securities referred to under (i).

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Exhibit 11.1

Sensitive List
means a list of Employees who received or may receive confidential and sensitive information that has a reasonable likelihood of becoming Inside Information in the near future, which list is maintained by the Registration Officer, on behalf of the Company, on a project-by-project basis.

Short Selling
means any sale of one or more of the Company’s Securities which the seller does not own at the time of entering into the agreement to sell, including such a sale where at the time of entering into the agreement to sell the seller has borrowed or agreed to borrow the Company’s Securities for delivery at settlement.

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Exhibit 11.1
SCHEDULE 1
NOTIFIABLE TRANSACTIONS BY PDMRS

(a)Transactions in the Company’s Securities that need to be notiﬁed to the AFM and the Registration Officer by PDMRs under Article 19 of the MAR, include the following (including if these are done through a written mandate with a ﬁnancial ﬁrm): acquisition, disposal, short sale, subscription or exchange;
(b)acceptance or exercise of a stock option, including of a stock option granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option;
(c)entering into or exercise of equity swaps;
(d)transactions in or related to derivatives, including cash-settled transaction;
(e)entering into a contract for difference on a ﬁnancial instrument of the concerned issuer or on emission allowances or auction products based thereon;
(f)acquisition, disposal or exercise of rights, including put and call options, and warrants;
(g)subscription to a capital increase or debt instrument issuance;
(h)transactions in derivatives and ﬁnancial instruments linked to a debt instrument of the concerned issuer, including credit default swaps;
(i)conditional transactions upon the occurrence of the conditions and actual execution of the transactions;
(j)automatic or non-automatic conversion of a ﬁnancial instrument into another ﬁnancial instrument, including the exchange of convertible bonds to shares;
(k)gifts and donations made or received, and inheritance received;
(l)transactions executed in index-related products, baskets and derivatives, insofar as required by Article 19 of the MAR;
(m)transactions executed in shares or units of investment funds, including alternative investment funds (AIFs) referred to in Article 1 of Directive 2011/61/EU of the European Parliament and of the Council, insofar as required by Article 19 of the MAR;
(n)transactions executed by manager of an AIF in which the PDMR or PCA with such a person has invested, insofar as required by Article 19 of the MAR;
(o)transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the beneﬁt of a PDMR or PCA;
(p)borrowing or lending of shares or debt instruments of the issuer or derivatives or other
ﬁnancial instruments linked thereto;
(q)the pledging or lending of ﬁnancial instruments by or on behalf of a PDMR or PCA;
(r)transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a PDMR or PCA, including where discretion is exercised; and
(s)transactions made under a life insurance policy, deﬁned in accordance with Directive
2009/138/EC of the European Parliament and of the Council, where:
the policyholder is a PDMR or a PCA with such a person,

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Exhibit 11.1

(A)the investment risk is borne by the policyholder, and
(B)the policyholder has the power or discretion to make investment decisions regarding speciﬁc instruments in that life insurance policy or to execute transactions regarding speciﬁc instruments for that life insurance policy.

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